Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sunnova Energy International Inc. of our report dated April 9, 2019 relating to the financial statement of Sunnova Energy International Inc., which appears in the Registration Statement on Form S-1 (No. 333-232393), of Sunnova Energy International Inc..

/s/ PricewaterhouseCoopers LLP

Houston, Texas

July 29, 2019